Exhibit 99.1

DoubleVerify Announces $150 Million Share Repurchase Program

May 16, 2024

New York--(BUSINESS WIRE)—DoubleVerify Holdings, Inc. (“DV”) (NYSE: DV), one of the leading software platforms for digital media measurement, data and analytics, today announced that its Board of Directors has authorized the repurchase of up to $150 million of DV’s outstanding common stock (the “Repurchase Program”). Under the Repurchase Program, DV may repurchase for cash from time to time shares of its common stock through open market purchases pursuant to Rule 10b-18 and/or Rule 10b5-1 plans, in compliance with applicable securities laws and other legal requirements. The volume and timing of any repurchases will be subject to general market conditions, as well as DV’s management of capital, other investment opportunities, and other factors. The Repurchase Program does not obligate DV to repurchase any specific number of shares, has no time limit, and may be modified, suspended, or discontinued at any time at the company’s discretion.

DV currently expects to fund the Repurchase Program from existing cash on hand and future cash flows. As of March 31, 2024, DV had cash and cash equivalents of approximately $302 million. DV had approximately 172 million shares of common stock outstanding as of April 29, 2024.

Forward-Looking Statements

This press release includes “forward-looking statements”. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding expected purchases under and funding of the Repurchase Program. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 and other filings and reports we make with the SEC from time to time.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Any forward-looking information presented herein is made only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About DoubleVerify

DoubleVerify is the industry’s leading media effectiveness platform that leverages AI to drive superior outcomes for global brands. By creating more effective, transparent ad transactions, we make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Learn more at www.doubleverify.com.

Investor Relations

Tejal Engman

DoubleVerify

IR@doubleverify.com

Media Contact

Chris Harihar

Crenshaw Communications

646‑535‑9475

chris@crenshawcomm.com

Source: DoubleVerify

Released May 16, 2024